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                                  EXHIBIT 5.1



                                  June 3, 1996


Silicon Valley Bancshares
3003 Tasman Drive
Santa Clara, California  95054

  RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on June 7, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 50,000 shares of your Common Stock reserved for issuance under the 1989 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

  It is our opinion that the 50,000 shares of Common Stock will be, when issued and sold under the Plan, legally and validly issued, fully paid and non-assessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

                       Very truly yours,


                       WILSON, SONSINI, GOODRICH & ROSATI
                       Professional Corporation

                       /s/ Wilson, Sonsini, Goodrich & Rosati